Shareholder Meeting

Special Meeting of Shareholders. The shareholders of each Portfolio voted on the following proposal, which was approved at a special shareholders meeting on September 7, 2007 for shareholders of record as of June 25, 2007. This proposal was part of the reorganization of the Fund?s Board of Trustees to take effect on or about November 1, 2007. A description of the proposal and number of shares voted were as follows:

   Bond Allocation Target Shares
                     Votes For      Votes Withheld
James H. Bodurtha   94,890,640      2,700
Bruce R. Bond   94,890,640      2,700
Donald W. Burton   94,890,640      2,700
Richard S. Davis   94,890,640      2,700
Stuart E. Eizenstat   94,890,640      2,700
Laurence D. Fink   94,890,640      2,700
Kenneth A. Froot   94,890,640      2,700
Henry Gabbay   94,890,640      2,700
Robert M. Hernandez   94,890,640      2,700
John F. O'Brien   94,890,640      2,700
Roberta Cooper Ramo   94,890,640      2,700
Jean Margo Reid   94,890,640      2,700
David H. Walsh   94,890,640      2,700
Fred G. Weiss   94,890,640      2,700
Richard R. West   94,890,640      2,700